UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 2014

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54165	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7911 Herschel Avenue, Suite 201 La Jolla, CA 92037
(Address of principal executive offices)

(858) 459-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01 Completion of Acquisition or Disposition of Assets.

Memphis 60 (Tennessee)

On November 4, 2014, Reven Housing REIT, Inc. (the “Company”), through a wholly owned subsidiary, closed on the acquisition of three properties located in the Memphis, Tennessee, metropolitan area, pursuant to that certain Single Family Homes Real Estate Purchase and Sale Agreement dated April 24, 2014, as amended on May 31, 2014, June 19, 2014, June 30, 2014, and July 22, 2014 (the “Memphis 60 Agreement”), with H&J Properties, LLC, a Tennessee limited liability company, Memphis Cash Flow, GP, a Tennessee general partnership, and Equity Trust Company Custodian FBO Hulet T. Gregory IRA Z108673 (collectively, the “Memphis 60 Sellers”). The three acquired properties are part of a portfolio of 60 single-family homes subject to the Memphis 60 Agreement, of which a total of 56 properties were previously acquired by the Company on July 28, 2014 and September 11, 2014. The Memphis 60 Sellers do not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The contract purchase price for the three acquired properties was approximately $180,000, exclusive of closing costs. The Company funded 100% of the purchase with cash that was released from the escrow holdback subject to the Memphis 60 Agreement. The three acquired properties average 1,676 square feet and are three-bedroom, two-bath homes. All of the acquired properties are subject to one-year leases.

Memphis 22 (Tennessee)

On November 7, 2014, the Company, through a wholly owned subsidiary, closed on the acquisition of 21 properties located in the Memphis, Tennessee, metropolitan area, pursuant to that certain Single Family Homes Real Estate Purchase and Sale Agreement dated September 9, 2014 (the “Memphis 22 Agreement”), with Gregory Griffin, an individual (the “Memphis 22 Seller”). The acquired properties are part of a portfolio of 22 single-family homes subject to the Memphis 22 Agreement. The Memphis 22 Seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The contract purchase price for the 21 acquired properties was $1,724,909, exclusive of closing costs. The Company funded 100% of the purchase with cash. The 21 acquired properties average 1,636 square feet and are mostly three-bedroom, two bath homes. Of the acquired properties, 12 are currently subject to one-year leases and 9 properties are subject to two-year leases.

The Company issued a press release regarding the two separate acquisitions Memphis, Tennessee properties on November 10, 2014, a copy of which is filed herewith as Exhibit 99.1.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)           On November 5, 2014 (“Reverse Stock Split Effective Time”), the Company filed Articles of Amendment to its Articles of Incorporation effecting a reverse stock split (the “Reverse Stock Split”) such that every 20 shares of the Company’s common stock (the “Common Stock”) that were issued and outstanding immediately prior to the Reverse Stock Split Effective Time were combined into one issued and outstanding share of Common Stock, with any fractional share rounded up to the nearest whole share. The Articles of Amendment also provided that the par value per share of the Common Stock after the Reverse Stock Split is $0.001 per share, which was the par value per share of the Common Stock immediately prior to the Reverse Stock Split.

The foregoing description of the Articles of Amendment effecting the Reverse Stock Split is qualified in its entirety by reference to the full text of the Articles of Amendment, which are attached hereto as Exhibit 3(i).1 and are incorporated herein by reference. The Company issued press releases regarding the Reverse Stock Split on November 6, 2014 and on November 7, 2014, copies of which are filed herewith as Exhibit 99.2 and Exhibit 99.3, respectively.

Immediately after the Reverse Stock Split Effective Time, the Company also amended its Articles of Incorporation to decrease the total number of authorized shares of Common Stock to 100,000,000 from 600,000,000. The foregoing description of the Articles of Amendment decreasing the total number of authorized shares of Common Stock is qualified in its entirety by reference to the full text of the Articles of Amendment, which are attached hereto as Exhibit 3(i).2 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibits are filed with this report:

Exhibit 3(i).1	Articles of Amendment Effective November 5, 2014 (Reverse Stock Split).
Exhibit 3(i).2	Articles of Amendment Effective November 5, 2014 (Decrease of Authorized Common).
Exhibit 99.1	Press release dated November 10, 2014.
Exhibit 99.2	Press release dated November 6, 2014.
Exhibit 99.3	Press release dated November 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: November 10, 2014	/s/ Chad M. Carpenter
Chad M. Carpenter
Chief Executive Officer